UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 9, 2008

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200
New York, NY 10017
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry in to a Material Definitive Agreement.

On April 9, 2008, Lev Pharmaceuticals, Inc. (the “Company”) entered into an agreement (the “Sale Agreement”) with Biotest AG (“Purchaser”) pursuant to which the Company will sell to Purchaser all of its excess output of specific intermediate plasma products (the “Residuals”) derived from the plasma processed by Sanquin Blood Supply Foundation (“Sanquin”) on behalf of the Company. In addition, the Company offered Purchaser a right of first refusal to purchase unprocessed plasma in the event the Company elects to sell unprocessed plasma to a third party. We expect to sell approximately €6.4 million of Residuals during 2008. However, the amounts that we will receive are dependent upon the actual volume of plasma processed on our behalf and as this amount is subject to periodic fluctuations, actual proceeds may be less than expected. The Purchaser also agreed to provide the Company with a right of first refusal, subject to certain exceptions, to repurchase certain byproducts derived from the Residuals.

The Sale Agreement has an initial term expiring December 31, 2012, unless sooner terminated. Either party may terminate the Sale Agreement upon written notice if the other party is in material breach of any provision thereof, subject to applicable cure periods. In the event of a breach of the Sale Agreement by Purchaser, Purchaser shall be liable to purchase all amounts of Residuals deliverable under the Sale Agreement during its remaining term.

The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement. On April 15, 2008, the Company issued a press release announcing this transaction. A copy of the press release is filed as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are filed or furnished herewith.

Exhibit No.	Description of Document

99.1	Press Release dated April 15, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By: /s/ Judson A. Cooper
Name: Judson A. Cooper
Title: Chairman and Executive Vice President
Date: April 15, 2008

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release dated April 15, 2008